Exhibit 99.1

International Rectifier Announces Third Fiscal Quarter Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—May 7, 2009— International Rectifier Corporation (NYSE:IRF) today announced financial results for the fiscal third quarter 2009, ended March 29, 2009.  Revenue for the fiscal third quarter 2009 was $146.6 million.  Excluding Intellectual Property and Transition Services segment revenue, fiscal third quarter 2009 revenue from ongoing customer segments was $132.6 million, down 24.6% compared with $175.8 million in the prior quarter, and down 41.7% compared with $227.5 million reported in the fiscal third quarter 2008.

International Rectifier reported a fiscal third quarter 2009 net loss of $81.7 million, or $1.13 per share, compared with a net loss of $186.1 million or $2.56 per share in the prior quarter, and net loss of $21.6 million or $0.30 per share in the fiscal third quarter of 2008.

The results for the fiscal third quarter 2009 include a $23.9 million goodwill impairment charge, a $7.1 million restructuring charge and an $11.7 million investment impairment charge.

Gross margin, including Intellectual Property and Transition Services segments, was 21.1%.  Excluding Intellectual Property and Transition Services segments, fiscal third quarter 2009 ongoing customer segments gross margin was 21.5%, down from 36.3% in the prior quarter and down from 24.5% in the third fiscal quarter 2008.

R&D expenses for the fiscal third quarter 2009 were $22.4 million, down from $24.9 million in the prior quarter.

Selling and Administrative expenses for the fiscal third quarter 2009 were $51.8 million, compared with $61.6 million in the prior quarter.  Selling and Administrative expenses for the fiscal third quarter 2009 included $1.2 million related to severance costs.

Cash, cash equivalents and marketable investments totaled $657.4 million at the end of the fiscal third quarter 2009.  This included restricted cash of $18.0 million.  Net cash used in operating activities for the fiscal third quarter 2009 was $27.9 million.

During the March quarter, the Company purchased 663,200 shares of common stock. The Company had 71,767,792 shares outstanding at the end of the quarter.

Fourth Quarter Outlook

“Current visibility is still cloudy, and although we have seen improvements in orders, particularly in Asia, we do not want to confuse inventory replenishment with a fundamental change in end-market demand.  We currently expect fiscal fourth quarter 2009 revenue from ongoing customer segments to range from $130 million to $150 million,” stated International Rectifier President and Chief Executive Officer Oleg Khaykin.

“We continue to see strong design win traction with a number of our products, notably in servers, notebooks, energy saving appliance applications, as well as in our discrete products.  Last quarter, both internal and channel inventory levels declined significantly, and we continue to proactively reduce our costs and manage our balance sheet carefully.  We believe that we are taking steps in the right direction and are on track with ongoing restructuring initiatives.”

Segment Table Information

The customer segment tables included with this release for the Company’s fiscal quarters ended March 29, 2009, December 28, 2008, and March 30, 2008, respectively, reconcile revenue and gross margin for the Company’s ongoing customer segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its 2009 fiscal third quarter report on Form 10-Q with the Securities and Exchange Commission on Friday May 8, 2009. This financial report will be available for viewing and download at http://investor.irf.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline in general market and economic conditions; reduced margins from low factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; unexpected costs or delays in implementing our cost savings programs, including the ability to transfer, consolidate and qualify product lines and unexpected costs in connection with the closure of facilities; the ability of the Company to achieve the expected reductions in headcount and expected savings; the impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products; the effects of manufacturing, operational and vendor disruptions and inefficiencies from swine flu and similar influenza; our ability to maintain current IP licenses and obtain new IP licenses; the material weaknesses in our internal control over financial reporting that we have identified that could impact our ability to report our results of operations and financial condition accurately and in a timely manner and the extensive work remaining to remedy these material weaknesses in our internal control over financial reporting; and other uncertainties disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.   Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 706-679-3195 or by logging onto the Internet at http://investor.irf.com or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 8:15 p.m. Eastern time (5:15 p.m. Pacific time) on Thursday, May 7 through Thursday, May 14. To hear the replay, call 800-642-1687 (for international callers 706-645-9291) and use reservation number 95247697, or use the websites listed above.  Additionally, a transcript of the conference call will be available on the Internet on Friday, May 8 at http://investor.irf.com.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 29, 2009	December 28, 2008	March 30, 2008	March 29, 2009	March 30, 2008
Revenues	$146,642	$189,746	$252,224	$580,862	$781,153
Cost of sales	115,706	125,403	185,694	389,191	525,186
Gross profit	30,936	64,343	66,530	191,671	255,967
Selling and administrative expense	51,854	61,559	76,060	178,722	212,645
Research and development expense	22,379	24,901	25,957	71,992	81,258
Impairment of goodwill	23,867	—	—	23,867	—
Amortization of acquisition-related intangible assets	1,096	1,098	1,054	3,296	3,164
Asset impairment, restructuring and other charges	7,117	48,976	1,916	56,564	1,958
Operating loss	(75,377)	(72,191)	(38,457)	(142,770)	(43,058)
Other expense, net	11,599	10,626	3,846	36,807	11,729
Interest (income) expense, net	(4,091)	769	(6,841)	(8,382)	(22,562)
Loss before income taxes	(82,885)	(83,586)	(35,462)	(171,195)	(31,775)
Provision for (benefit from) income taxes	(1,163)	102,475	(13,895)	101,044	(20,934)
Net (loss) income	$(81,722)	$(186,061)	$(21,567)	$(272,239)	$(10,841)
Net (loss) income per common share—basic	$(1.13)	$(2.56)	$(0.30)	$(3.75)	$(0.15)
Net (loss) income per common share—diluted	$(1.13)	$(2.56)	$(0.30)	$(3.75)	$(0.15)
Average common shares outstanding—basic	72,102	72,692	72,826	72,547	72,817
Average common shares and potentially dilutive securities outstanding—diluted	72,102	72,692	73,826	72,547	72,817

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 29, 2009 (Unaudited)	December 28, 2008 (Unaudited)	June 29, 2008(1)
Assets
Current assets:
Cash and cash equivalents	$373,495	$399,390	$320,464
Restricted cash	2,925	2,925	4,341
Short-term investments	127,760	112,209	101,739
Trade accounts receivable, net	82,000	86,997	105,384
Inventories	161,925	175,508	175,856
Current deferred tax assets	43	7,425	13,072
Prepaid expenses and other receivables	47,159	54,861	43,993
Total current assets	795,307	839,315	764,849
Restricted cash	15,084	15,080	15,012
Long-term investments	138,139	170,359	303,680
Property, plant and equipment, net	385,314	394,652	534,098
Goodwill	74,955	98,822	98,822
Acquisition-related intangible assets, net	12,929	14,030	16,225
Long-term deferred tax assets	10,206	467	89,576
Other assets	42,743	40,913	52,650
Total assets	$1,474,677	$1,573,638	$1,874,912
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,291	$62,525	$77,653
Accrued salaries, wages and commissions	20,559	21,930	33,022
Accrued income taxes	6,817	37,982	30,943
Current deferred tax liabilities	2,266	2,266	2,266
Other accrued expenses	82,205	91,866	103,355
Total current liabilities	172,138	216,569	247,239
Long-term deferred tax liabilities	3,497	13,874	4,828
Deferred gain on divestiture	120,172	116,341	112,609
Other long-term liabilities	80,508	55,372	59,285
Total liabilities	376,315	402,156	423,961
Commitments and contingencies
Stockholders’ equity:
Common shares	73,096	72,928	72,826
Capital contributed in excess of par value of shares	979,677	975,878	971,920
Treasury stock, at cost	(15,429)	(7,431)	—
Retained earnings	66,707	148,429	338,946
Accumulated other comprehensive (loss) income	(5,689)	(18,322)	67,259
Total stockholders’ equity	1,098,362	$1,171,482	1,450,951
Total liabilities and stockholders’ equity	$1,474,677	$1,573,638	$1,874,912

(1)

The consolidated balance sheet as of June 29, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	March 29, 2009	March 30, 2008
Cash flow from operating activities:
Net loss	$(272,239)	$(10,841)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	47,088	59,633
Amortization of acquisition-related intangible assets	3,296	3,164
Stock compensation expense	5,006	7,425
Provision for (recovery of) bad debt	262	1,253
Provision for inventory write-downs	10,910	24,416
Debt retirement charge	—	5,659
Deferred revenue	(1,149)	(14,064)
Deferred income taxes	78,565	1,195
Tax benefit from options exercised	568	118
Excess tax benefit from options exercised	(3)	(81)
Write-down of investments	37,258	4,675
Impairment of goodwill	23,867	—
Impairment of fixed assets	50,853	—
Loss on sale of investments	4,632	—
Changes in operating assets and liabilities, net	(28,437)	(73,640)
Net cash provided by (used in) operating activities	(39,523)	8,912
Cash flow from investing activities:
Additions to property, plant and equipment	(12,929)	(33,922)
Proceeds from sale of property, plant and equipment	576	1,446
Additions to restricted cash	(72)	(375)
Sale or maturities of investments	353,046	279,032
Purchase of investments	(239,510)	(262,920)
Other, net	—	1,702
Net cash provided by (used in) investing activities	101,111	(15,037)
Cash flow from financing activities:
Repayments of short-term debt	—	(550,000)
Repayments of obligations under capital lease	—	(417)
Proceeds from exercise of stock options	2,964	174
Excess tax benefit from options exercised	3	81
Reductions (additions) to restricted cash	1,416	(4,341)
Purchase of treasury stock	(15,429)	—
Net settlement of restricted stock units	(500)	—
Other, net	—	(6,975)
Net cash (used in) provided by financing activities	(11,546)	(561,478)
Effect of exchange rate changes on cash and cash equivalents	2,989	2,270
Net increase (decrease) in cash and cash equivalents	53,031	(565,333)
Cash and cash equivalents, beginning of period	320,464	853,040
Cash and cash equivalents, end of period	$373,495	$287,707

For the three months ended March 29, 2009, December 28, 2008 and March 30, 2008, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Three Months Ended March 29, 2009			Three Months Ended December 28, 2008
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$42,593	29.0%	(3.5)%	$64,134	33.8%	19.4%
Energy-Saving Products	35,272	24.1	34.7	39,422	20.8	43.3
HiRel	33,954	23.2	47.1	39,433	20.8	56.7
Automotive Products	9,453	6.4	4.2	13,474	7.1	27.9
Enterprise Power	11,315	7.7	11.8	19,350	10.2	42.4
Ongoing customer segments total	132,587	90.4	21.5	175,813	92.7	36.3
Intellectual Property	2,365	1.6	100.0	2,594	1.3	100.0
Ongoing segments total	134,952	92.0	22.8	178,407	94.0	37.3
Transition Services	11,690	8.0	0.9	11,339	6.0	(18.6)
Consolidated total	$146,642	100.0%	21.1%	$189,746	100.0	33.9%

	Three Months Ended March 30, 2008
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$83,815	33.3%	17.1%
Energy-Saving Products	46,734	18.5	21.8
HiRel	39,421	15.6	46.8
Automotive Products	22,440	8.9	24.0
Enterprise Power	35,109	13.9	21.3
Ongoing customer segments total	227,519	90.2	24.5
Intellectual Property	10,286	4.1	100.0
Ongoing segments total	237,805	94.3	27.8
Transition Services	14,419	5.7	2.9
Consolidated total	$252,224	100.0%	26.4%

For the nine months ended March 29, 2009 and March 30, 2008, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Nine Months Ended March 29, 2009			Nine Months Ended March 30, 2008
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$180,505	31.1%	14.8%	$265,978	34.0%	21.6%
Energy-Saving Products	120,830	20.8	40.6	125,698	16.1	33.4
HiRel	110,739	19.1	52.4	117,529	15.0	51.5
Automotive Products	40,521	7.0	24.8	62,897	8.1	30.7
Enterprise Power	67,944	11.7	37.4	133,225	17.1	35.0
Ongoing customer segments total	520,539	89.6	32.5	705,327	90.3	32.0
Intellectual Property	24,925	4.3	100.0	29,382	3.8	100.0
Ongoing segments total	545,464	93.9	35.6	734,709	94.1	34.7
Transition Services	35,398	6.1	(7.3)	46,444	5.9	1.4
Consolidated total	$580,862	100.0%	33.0%	$781,153	100.0%	32.8%

“Ongoing Customer Segments” above includes our Power Management Devices, Energy-Saving Products, HiRel, Automotive Products and Enterprise Power segments.

Company contacts:

Investors and Financial Media:

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321